EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of InterPrivate Acquisition Corp. (the “Company”) on Form S-1 pursuant to Rule 462(b) under Securities Act of 1933, as amended, of our report dated October 10, 2019, except for Note 8 as to which date is January 8, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of InterPrivate Acquisition Corp. as of September 30, 2019 and for the period from August 16, 2019 (inception) through September 30, 2019, appearing in the Registration Statement on Form S-1, as filed (file No. 333-235849), of InterPrivate Acquisition Corp.

/s/ Marcum llp
Marcum llp
New York, NY
February 3, 2020